Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Announces Second Quarter and Six
Month Net Sales and Earnings
•	Second quarter net sales decreased 7.1% to $405.2 million

•	Second quarter net income was $6.7 million, or $0.04 cents per diluted share

•	Company opened 19 net new stores and relocated/expanded 7 existing stores during quarter

•	August consolidated comparable store sales at negative 10.7% through August 24th
     Fort Myers, FL - August 26, 2008 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2008 second quarter and six months ended August 2, 2008.
     Net sales for the second quarter ended August 2, 2008 decreased 7.1% to $405.2 million from $436.0 million for the fiscal 2007 second quarter ended August 4, 2007. Net income for the fiscal 2008 second quarter was $6.7 million, or $0.04 per diluted share, compared to net income of $38.7 million, or $0.22 per diluted share in the prior year’s second quarter. As previously reported, comparable store sales decreased 15.9% for the thirteen week period ended August 2, 2008 compared to the comparable thirteen week period last year ended August 4, 2007 as same store sales decreased approximately 19% for the Chico’s brand and approximately 12% for WH|BM.
     Net sales for the six months ended August 2, 2008 decreased 8.4% to $814.8 million from $889.1 million for the prior year’s six months ended August 4, 2007. Net income for the six months was $19.4 million, or $0.11 per diluted share, compared to $85.8 million, or $0.49 per diluted share, in the first six months of the prior year. As previously reported, comparable store sales decreased 16.7% for the twenty-six week period ended August 2, 2008 compared to the comparable twenty-six week period last year ended August 4, 2007 as same store sales decreased approximately 20% for the Chico’s brand and approximately 11% for WH|BM.
     Gross margin for the second quarter decreased 15.2% to $213.4 million from $251.7 million in the prior year’s second quarter. Gross margin as a percentage of sales for the current quarter decreased 500 basis points to 52.7% from 57.7% in the prior year’s second quarter. Chico’s brand merchandise margins in the second quarter decreased approximately 440 basis points compared to the prior year’s second quarter primarily due to higher markdowns in order to liquidate inventory and bring levels closer to the current sales trend. The gross margin percentage at the Chico’s brand was also negatively impacted by continued investment in the Company’s product development and merchandising functions, coupled with the deleverage of these costs attributable to the negative same store sales. These decreases in gross margin at the Chico’s brand were further exacerbated by a 220 basis point decline in the gross margin at WH|BM due to lower initial markups and investments in product development and merchandising functions.
     Selling, general and administrative expenses (“SG&A”) for the second quarter increased 5.9% to $205.5 million from $194.0 million in the prior year’s second quarter. The increase in SG&A dollars for the current quarter was primarily due to increased store occupancy costs and, to a lesser extent, increased marketing spend. As a percentage of sales, SG&A in the current quarter increased by approximately 620 basis points due to the aforementioned increase in expenses and further exacerbated by the deleverage associated with the Company’s negative same store sales as well as the larger size Chico’s and WH|BM stores that the Company has been opening over the last two years. Further, the mix effect of the WH|BM and Soma stores becoming a larger portion of the Company’s store base also put slight pressure on SG&A as a percentage of sales as both brands operate with higher store operating costs as a percentage of sales than the Chico’s brand.
     Store operating expenses as a percentage of sales in the second quarter increased by approximately 480 basis points compared to the prior period primarily due to increased occupancy costs accompanied by increased personnel costs as selling payroll did not flex in direct proportion to the decrease in comparable store sales. The increase was also impacted by the deleverage associated with the Company’s negative same store sales, and to a lesser extent, the mix effect of the WH|BM and Soma Intimates stores becoming a larger portion of the Company’s store base.
     Marketing costs as a percentage of sales for the fiscal 2008 second quarter increased by approximately 70 basis points due mainly to the deleverage associated with the Company’s negative same store sales and slightly increased marketing costs for the Chico’s brand. Shared services expenses (including headquarters and other non-brand specific expenses) for the fiscal 2008 second quarter increased 2.9% to $28.7 million from $27.9 million in the prior year’s second quarter due primarily to increased information technology costs.
     Commenting on the operating results for the second quarter, Scott A. Edmonds, Chairman, President, and CEO said, “Our disappointing earnings results for the second quarter of fiscal 2008 were primarily the result of lower than anticipated sales and the higher merchandise markdowns required to drive sales and lower the Chico’s brand inventory levels closer to current sales trends. Accordingly, we achieved a 13% per square foot reduction for the Chico’s brand as we transitioned from the spring merchandising season to the fall merchandising season.”
     Mr. Edmonds added, “The retail environment continues to be challenging as customers remain increasingly cautious in their spending across the entire retail sector, especially in the missy category. While we anticipate consolidated comparable store sales for the fall season to remain negative, we expect to see an improvement in trend and continue to believe we will be profitable in the second half.”
     Mr. Edmonds continued, “Although our second quarter results are disappointing, we are encouraged by our initial reads on our fall offerings. Also, we continue to maintain a very strong balance sheet with cash equivalents and marketable securities totaling $278 million and no debt. Further, we remain focused on reducing expenses and managing lower inventory levels without affecting our ability to serve our customers. We are also limiting capital expenditures to those that are necessary to sustain the business, while targeting an acceptable return on where we choose to invest.”

     Additional information with respect to the second quarter results include the following:
•	The Chico’s/Soma brand sales, excluding direct to consumer, decreased by 10.2% to $277.3 million in this year’s second quarter from $308.8 million in last year’s second quarter, while WH|BM brand sales increased by 3.6% from $110.1 million to $114.1 million quarter over quarter. The average transaction size for the Chico’s front-line stores for the fiscal 2008 second quarter decreased by 12% compared to last year’s second quarter, while the average transaction size for the WH|BM front-line stores increased by 8% quarter over quarter. The average unit retail for the Chico’s front-line stores for the fiscal 2008 second quarter declined by 12% as compared to last year’s second quarter, while the WH|BM average unit retail increased by 11% quarter over quarter.

•	Net sales for the direct to consumer channel decreased by 19.3% to $13.8 million in this year’s second quarter from $17.1 million in last year’s second quarter. This decrease was primarily attributable to decreased sales for the Chico’s brand partially offset by increased sales for the Soma brand through each brand’s direct to consumer channel. The Company intends to continue making improvements to its direct to consumer infrastructure and merchandising approach in an effort to increase future sales through this channel.

•	During the fiscal 2008 second quarter, the Company opened 20 new stores and closed 1 store. Also, during this second quarter, the Company relocated/expanded 7 stores. The Company expects to open between 7 and 9 net additional stores in the third quarter, but it anticipates no net new store openings (only net closures of approximately 7 to 9 stores) in the fourth quarter, and to relocate/expand between 8 and 10 stores over the balance of the year.

•	The Company’s consolidated inventory per selling square foot as of the end of the second quarter of 2008 was $56, and reflects an approximate 3% net decrease from the Company’s inventory per selling square foot of $58 as of the end of the fiscal 2007 second quarter. In particular, the Chico’s brand end-of-quarter inventories decreased approximately 13% per selling square foot at cost compared to the second quarter of 2007.

•	On August 1, 2007, the Company consummated a transaction to sell a parcel of land which included a note receivable with a principal amount of approximately $25.8 million payable in a balloon payment in two years. As the balloon payment is due within one year of the most recently ended quarter, the Company has reclassified the $25.8 million note receivable from a long-term asset to a current asset and is included in the receivable line of the accompanying balance sheets.
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,079 women’s specialty stores, including stores in 49 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, and Soma Intimates names. The Company has 619 Chico’s front-line stores, 41 Chico’s outlet stores, 329 White House | Black Market front-line stores, 19 White House | Black Market outlet stores, 70 Soma Intimates front-line stores and 1 Soma Intimates outlet store.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
Additional investor information on Chico’s FAS, Inc. including a presentation summarizing the
Company’s recent financial results is available on the Company’s website at
http://www.chicosfas.com
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	August 2,	February 2,
	2008	2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$25,381	$13,801
Marketable securities, at market	252,307	260,469
Receivables	38,293	11,924
Income tax receivable	—	23,973
Inventories	142,868	144,261
Prepaid expenses	23,004	18,999
Deferred taxes	15,276	13,306

Total Current Assets	497,129	486,733
Property and Equipment:
Land and land improvements	17,888	17,867
Building and building improvements	73,021	62,877
Equipment, furniture and fixtures	371,863	347,937
Leasehold improvements	421,771	396,650

Total Property and Equipment	884,543	825,331
Less accumulated depreciation and amortization	(298,495)	(257,378)

Property and Equipment, Net	586,048	567,953
Other Assets:
Goodwill	96,774	96,774
Other intangible assets	38,930	38,930
Deferred taxes	25,601	22,503
Other assets, net	11,318	37,233

Total Other Assets	172,623	195,440

	$1,255,800	$1,250,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$65,811	$88,134
Accrued liabilities	80,339	91,622
Current portion of deferred liabilities	1,606	1,437

Total Current Liabilities	147,756	181,193
Noncurrent Liabilities:
Deferred liabilities	170,799	156,417

Total Noncurrent Liabilities	170,799	156,417
Stockholders’ Equity:
Common stock	1,765	1,762
Additional paid-in capital	254,952	249,639
Retained earnings	680,526	661,115
Other accumulated comprehensive income	2	—

Total Stockholders’ Equity	937,245	912,516

	$1,255,800	$1,250,126

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Twenty-Six Weeks Ended				Thirteen Weeks Ended
	August 2, 2008		August 4, 2007		August 2, 2008		August 4, 2007
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales

Net sales by Chico’s/Soma stores	$562,974	69.1	$641,824	72.2	$277,279	68.4	$308,772	70.8
Net sales by White House | Black Market stores	221,945	27.2	213,591	24.0	114,095	28.2	110,124	25.3
Net sales by Direct to Consumer	29,864	3.7	33,586	3.8	13,844	3.4	17,133	3.9
Other net sales	—	—	115	0.0	—	—	—	—

Net sales	814,783	100.0	889,116	100.0	405,218	100.0	436,029	100.0

Cost of goods sold	372,620	45.7	357,623	40.2	191,857	47.3	184,300	42.3

Gross margin	442,163	54.3	531,493	59.8	213,361	52.7	251,729	57.7

Selling, general and administrative expenses:
Store operating expenses	320,942	39.4	305,952	34.4	159.957	39.5	151,259	34.7
Marketing	39,630	4.9	35,729	4.0	16,786	4.1	14,791	3.4
Shared services	57,018	7.0	57,395	6.5	28,737	7.1	27,924	6.4

Total selling, general, and administrative expenses	417,590	51.3	399,076	44.9	205,480	50.7	193,974	44.5
Income from operations	24,573	3.0	132,417	14.9	7,881	2.0	57,755	13.2
Interest income, net	4,038	0.5	4,920	0.6	1,799	0.4	2,674	0.6

Income before income taxes	28,611	3.5	137,337	15.5	9,680	2.4	60,429	13.8
Income tax provision	9,200	1.1	49,428	5.6	3,000	0.7	21,664	4.9

Income from continuing operations	19,411	2.4	87,909	9.9	6,680	1.7	38,765	8.9
Loss on discontinued operations, net of tax	—	—	2,067	0.2	—	—	82	0.0

Net income	$19,411	2.4	$85,842	9.7	$6,680	1.7	$38,683	8.9

Per share data:
Income from continuing operations per common share-basic	$0.11		$0.50		$0.04		$0.22
Loss on discontinued operations per common share-basic	—		(0.01)		—		(0.00)

Net income per common share-basic	$0.11		$0.49		$0.04		$0.22

Income from continuing operations per common and common equivalent share-diluted	$0.11		$0.50		$0.04		$0.22

Loss on discontinued operations per common and common equivalent share-diluted	—		(0.01)		—		(0.00)

Net income per common & common equivalent share-diluted	$0.11		$0.49		$0.04		$0.22

Weighted average common shares outstanding–basic	175,817		175,461		175,842		175,500

Weighted average common & common equivalent shares outstanding–diluted	176,015		176,652		176,032		176,718

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	August 2,	August 4,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,411	$85,842

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	5,465	5,060
Depreciation and amortization, other	45,750	39,330
Deferred tax benefit	(5,068)	(5,573)
Stock-based compensation expense, cost of goods sold	1,807	2,866
Stock-based compensation expense, other	4,562	7,103
(Excess) deficiency tax benefit of stock-based compensation	(100)	145
Deferred rent expense, net	4,123	3,050
Loss (gain) on disposal of property and equipment	181	(1,337)
Decrease (increase) in assets —
Receivables, net	(535)	4,352
Income tax receivable	23,973	—
Inventories	1,393	(11,092)
Prepaid expenses and other	(3,925)	(5,282)
Increase (decrease) in liabilities —
Accounts payable	(22,323)	5,487
Accrued and other deferred liabilities	(1,939)	(824)

Total adjustments	53,364	43,285

Net cash provided by operating activities	72,775	129,127

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales (purchases) of marketable securities	8,165	(36,734)
Purchase of Minnesota franchise rights and stores	—	(32,896)
Acquisition of other franchise stores	—	(6,361)
Proceeds from sale of land	—	13,426
Purchases of property and equipment	(69,490)	(94,720)

Net cash used in investing activities	(61,325)	(157,285)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	163	3,275
Excess (deficiency) tax benefit of stock-based compensation	100	(145)
Repurchase of common stock	(133)	(106)

Net cash provided by financing activities	130	3,024

Net increase (decrease) in cash and cash equivalents	11,580	(25,134)
CASH AND CASH EQUIVALENTS, Beginning of period	13,801	37,203

CASH AND CASH EQUIVALENTS, End of period	$25,381	$12,069